Exhibit 24(b)(8.94)

AMENDMENT NO. 2 TO SELLING AND SERVICES AGREEMENT

            This AMENDMENT NO. 2 to SELLING AND SERVICES AGREEMENT is entered into this twenty-first day of December, 1999 among AETNA INVESTMENT SEVICES, INC. (“AISI”), AETNA LIFE INSURANCE AND ANNUIY COMPANY (“ALIAC”) and PIONEER FUNDS DISTRIBUTOR, INC. (PFD”).

            WHEREAS, AISI, ALIAC and PFD have entered into a Selling and Services Agreement dated April 5, 1999 and amended as of July 1, 1999 (the “Agreement”) pursuant to which AISI is to offer shares of the Pioneer Funds to certain Plans (as defined in the Agreement) and ALIAC is to provide various administrative and shareholder services in connection with the investment by various Plans in registered open-end management investment companies whose shares are or may be underwritten by PFD; and

            WHEREAS, AISI, ALIAC and PFD desire to further amend the Agreement.

            NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   Paragraph 4 of the Agreement (“Servicing Fees”) is hereby amended by deleting the fourth and fifth sentences thereof and substituting the following:

“….In consideration of the administrative savings resulting from such arrangement, Distributor or its designee agrees to pay to ALIAC an annual servicing fee equal to x.xx% on assets in each Fund attributable to AISI pursuant to this Agreement but not in excess of an annual amount equal to $xx per Participant per Fund.  To ensure the fee does not exceed the equivalent of $xx per Participant per Fund per annum, the parties agree to review annually the amount paid to ALIAC and to make any necessary adjustments to such fee.  The fee shall be payable quarterly in arrears, and ALIAC will send an invoice to Distributor for the amount of such fee.”

2.   The effective date of this amendment is January 3, 2000.

3.   The parties confirm the terms of the Agreement in every other respect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to Selling and Services Agreement by their duly authorized officers as of the date first above written.

AETNA LIFE INSURANCE AND ANNUITY COMPANY By: /s/ Laurie M. LeBlanc Name: Laurie M. LeBlanc Title: V. P.	AETNA INVESTMENT SERVICES, INC. By: /s/ Laurie M. LeBlanc Name: Laurie M. LeBlanc Title: Pursuant to delegation of authority dated 8/12/98
PIONEER FUNDS DISTRIBUTOR, INC. By: /s/ William A. Misata Name: William A. Misata Title: Senior Vice President

g/bourassa/agreements/aetna agreement amendment